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                                                                    Exhibit 23.3


                         Independent Auditors' Consent


The Board of Directors
MeriStar Hotels & Resorts, Inc.


We consent to the use of our report dated January 29, 2002, with respect to the consolidated balance sheets of MeriStar Hotels & Resorts, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, included herein and to the reference to our firm under the heading "Experts" in the registration statement on Form S-4.


KPMG LLP
Washington, DC
June 3, 2002